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                                                              EXHIBIT 99(a)(5)



                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                            GUARDSMAN PRODUCTS, INC.
                                       AT

                              $23.00 NET PER SHARE
                                       BY

                           LP ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                             LILLY INDUSTRIES, INC.
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                   AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                   THURSDAY, APRIL 4, 1996, UNLESS EXTENDED.

                                                                   March 8, 1996

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

     We are enclosing the materials listed below in connection with the offer by LP Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lilly Industries, Inc., an Indiana corporation ("Parent"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Guardsman Products, Inc., a Delaware corporation (the "Company"), and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 8, 1986, as amended, between the Company and Chemical Bank, as Rights Agent, at $23.00 per Share (and associated Right), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated March 8, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the Rights.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

          3. The Letter to Stockholders of the Company from the Chairman of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to First Chicago Trust Company of New York, as the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 4, 1996, UNLESS EXTENDED.
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     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the number of Shares outstanding on a fully diluted basis. Three stockholders beneficially holding approximately 48% of the outstanding Shares on a fully diluted basis have entered into agreements with Parent pursuant to which they have agreed, among other things, to tender their Shares pursuant to the Offer as more completely described in the Offer to Purchase.

     The Board of Directors of the Company has, by unanimous vote of all directors present, approved the Offer and the Merger (as defined below) and determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the stockholders of the Company and, subject to the fiduciary duties of the Board, recommends that stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Merger Agreement, dated as of March 4, 1996 (the "Merger Agreement"), between Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by (i) Parent or the Purchaser or by any wholly-owned subsidiary of Parent or Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company or (ii) stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $23.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and any other required documents should be sent to the Depositary and either Share certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in Section 2 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date (as defined in the Offer to Purchase) or comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          MORROW & CO., INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.